Exhibit 99.1

Conference Call Transcript

RLI Corp. – Earnings Conference Call – 3rd Quarter 2008

October 15, 2008   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael, Chief Executive Officer

Michael J. Stone, Chief Operating Officer

Joseph E. Dondanville, Chief Financial Officer

John Robison, Treasurer, VP – Investor Relations

Conference Call Participants

Name	Affiliation

Ron Bobman	Capital Returns
Matthew Carletti	Fox-Pitt Kelton Cochran Caronia Waller
Michael Grasher	Piper Jaffray
DeForest Hinman	Walthausen & Co. LLC
Bijan Moazami	FBR Capital Markets
Michael Philips	Stifel Nicolaus

RLI CORP.

Moderator: John Robison

October 15, 2008

10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. third quarter earnings teleconference. At this time, I’d like to inform you that this conference is being recorded and that audience lines are in listen-only mode.

At the request of the company, we will open the conference up for questions and answers after today’s presentation. Before we get started, let me remind everyone that, through the course of this teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including, in the annual form 10-K, which should be reviewed carefully. The company has filed a form 8-K with the Securities and Exchange Commission that contains a press release announcing third quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax, realized investment gains or losses.

RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other company’s definitions of operating earnings. The form 8K contains reconciliation between operating earnings and net earnings. The form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following today’s presentation. I will now turn the conference over to RLI’s treasurer, Mr. John Robison. Please, go ahead.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the third quarter of 2008. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters. I’ll give a brief review of the financial highlights and discuss the investment portfolio. Mike Stone will talk about the quarter’s operations, then we’ll open the call to questions and Jon Michael will finish up with some closing comments.

Our third quarter operating earnings were $1.12 per share. Included in this quarter’s earnings are $21.9 million in pretax favorable development and prior years’ loss reserves. The favorable development came from our Casualty and Surety books of business. In addition, we reported pretax net losses from both hurricanes of $21 million, roughly $5 million from Gustav and $16 million from Ike.

The combined ratio for the second quarter was 88.3, resulting in underwriting income of $15.2 million. The soft market continues to impact our top line. Our total gross written premiums are down quarter-over-quarter 8% to $173 million.

Turning to the investment portfolio, it’s certainly been an interesting time in the capital markets. Our investment income declined 3% quarter-over-quarter. A large portion of our cash flow in 2007 and 2008 has gone to fund the share buyback program and short-term rates are lower today than this time last year as a result of several Fed interest rate cuts.

Other comprehensive earning shows a loss of $24.1 million for the quarter. This is a result of market fluctuations and reflects the net change in market value of our $1.8 billion investment portfolio. Net losses on investments for the quarter was $24.2 million pretax. The majority of these losses were classified as other than temporary impairment charges. Most of these losses stem from our preferred stock portfolio, for we held securities in the financial sector. Of that amount, $8 million represents losses not yet realized through sale.

Obviously the events leading to a market decline are well documented. Fannie and Freddie taken into conservatorship; Lehman filing for bankruptcy; Bank of America acquiring Merrill Lynch; the U.S. government stepping in to save AIG; money market funds breaking the buck; three month treasury bill touching 0% yield; and Washington Mutual becoming the largest bank bankruptcy in history. Our portfolio is well diversified, but not immune to market corrections. We will compare favorably too many indices that cannot escape the fear that has spread across the capital markets.

Our total portfolio return was -2.1% for the quarter, and -2.7% year-to-date. Our fixed income portfolio has an overall credit quality of “AA”, and a duration of roughly 5.

Given the turmoil in the capital markets today, I wanted to provide additional insight into our investment portfolio. We have not significantly changed our asset allocations since last quarter, with the exception of our preferred stock portfolio. At June 30 we had approximately $40 million or roughly 2% of our invested assets in preferred stocks. The changes in the marketplace and the fact that these issues were dominated by financial issuers has led us to substantially reduce our preferred portfolio. Today we have less than $16 million in preferred securities.

Again the majority of our other than temporary impairment charges have come from the preferred stock portfolio. To provide additional color on our portfolio, I want to give you our investment allocation at 9/30. Roughly 15% are in corporate bonds; 12% in mortgage-backed securities, which are all Fannie Mae, Freddie Mae, Ginnie Mae “AAA” rated; 18% is in straight agency debt “AAA” rated; 3% is in commercial mortgage-backed securities “AAA” rated; 2% is in asset backed securities with an overall rating of “AAA”.

Our mortgage and asset backed securities are all senior tranches. We have 27% in municipal securities with an overall rating of “AA”; 3% is in a high yield muni bond mutual fund; 17% in equities; and 3% cash. We do not have any direct credit to fault swap exposure or derivatives in our portfolio. We have been purchasing equities in the down market but not aggressively. In fact, our allocation to equities remains less than our normal range of 20%.

We manage this exposure in relation to our overall insurance risk. We do not want to take excessive investment risk that will prohibit us from writing insurance business. When we look at our direct exposure to the financial sector, bonds, stocks and preferred stocks, this represents approximately 6% of our portfolio. I’m of course excluding Fannie and Freddie senior debt and mortgages from this total.

Obviously October has been very volatile in the capital markets. Through yesterday the markets were down 14% for the month, 31% year-to-date. Our portfolio has a lower beta than the S&P 500 and tends to outperform on the down side. We expect to see continued volatility in the markets but believe that over the long run, our diversified portfolio will provide strong protection to policy holders while supporting book value growth for shareholders.

Turning to our share repurchase program. During the quarter, we repurchased 42,600 shares of RLI stock at an average cost of $54.26 or nearly $2.3 million. We have roughly $37.8 million of remaining capacity from the $200 million repurchase program approved in 2007. During the quarter, we suspended the repurchase program in response to the developing market turmoil.

Since January 2006, we have returned over $300 million to shareholders in the form of dividends and share repurchases. Despite this and the volatility in the markets, our statutory surplus has remained at roughly $700 million.

For the operations highlight, I will now turn the call over to Mike Stone. Mike.

Mike Stone:  Thanks John. Good morning everybody. Overall very good underwriting quarter. 88 combined ratio in a very volatile environment. A major hurricane. At least one major competitor very distressed. Now maybe we can even call it owned by us. Equity and credit markets turmoil. Through all this the insurance market was fairly steady. There was a slight blip during the AIG uncertainty but it quickly returned to fairly steady overall.

Overall insurance prices down, but it now does appear that the rate of decline is slowing and we’re starting to see some signs of stability and maybe a turn. Certainly in the D&O arena, the directors and officers arena, prices are up and the AIG instability is probably fueling that. Casualty gross written premium for the quarter down 12%. Some of our products, GL, primary liability product, our largest product, off 20%; rates off about 12% for the quarter; competition coming from all areas, including particularly the standard lines companies.

However, I would say there are some signs of optimism. On the rate front, we saw in Texas during the month of September rates actually flattening and New York in the northeast rates have declined, slowing considerably. I would expect fourth quarter, first quarter of next year actually to be flattening out there, so some signs of optimism there. Obviously the question of what the recession will do to the top line is in question at this point.

In our personal umbrella product, gross written premium was up 4%, more growing policy count and getting a little bit of rate in that product. D&O I spoke to a little bit. We’ve not been a market for financial services. Rates are moving up in this area 10% or more and we’re seeing more and better opportunities given the instability of a number of the markets in that arena. Risk managers and D’s and O’s are starting to question some of our major competitors and letting them have large limits, taking our large lines on the D&O programs. So we’re optimistic that we’ll participate in this change.

Property, gross written premium off 7%, quarter dominated by hurricane losses as John mentioned earlier. However rates in the CAT arena still off 10 to 12%; fire, off a little bit less, about 5%. I would expect to see some fallout from the major competitor instability. I haven’t seen it yet. I would expect some front rate firming due to hurricane losses, not seeing that yet either. But again I don’t think things stay flat, I think they turn and we’re more optimistic now than we certainly were last quarter.

In the marine arena, we’re still growing out that business. It’s up 35% in the quarter. They’re still continuing to execute on their business plan and we’re starting to see some progress there.

On the Surety front, good story, written premium up 17% in the quarter. All segments are participating. Obviously we’re going to be very careful as this economy slows in our contract in our commercial arena, but we feel like we’re very strong here with underwriters well experienced that have been through these markets in the past and we think we’ll perform well through this period.

We started up a Fidelity operation in the third quarter, would expect to see some production in the fourth quarter from that product segment. Overall we believe a very good underwriting quarter in this tough environment. John.

John Robison:  Thank you Mike. We’d now like to open the call up to questions.

Operator:  Thank you, sir. The question and answer session will begin. If you’re using a speakerphone, please pick up your handsets before pressing any numbers. Should you have a question today, please press star-one on your touch-tone telephone. If you wish to withdraw your question, please press star-two. Your question will be taken in the order that it’s received. Once again, that is star-one. Please stand by for your first question. Your first question comes from Matt Carletti from Fox Pitt Kelton.

Matthew Carletti:  Looking back to the first quarter casualty you bumped up the accident year loss ratio kind of given pricing trends and what you saw in loss costs and since then it’s been kind of a slow but steady improvement it seems both in 2Q and 3Q to slightly better accident year loss ratios. Could you just comment on what you’ve seen over the past six or nine months that has led you to bring that ratio down? What’s gone on with loss costs?

Joe Dondanville:  It’s basically favorable development because there’s nothing that you can do as far as making up the deterioration and the losses on price other than looking at our historical performance and that the base that we’re building off of our loss picks has continuously improved beyond what we originally estimated.

Matthew Carletti:  So in other words it kind of lowered the bar, prior years are better than you thought and it lowered the bar for current business?

Joe Dondanville:  Yes.

Matthew Carletti:  OK, great. Thank you.

Operator:  Moving on to our next question, we’ll go from Bijan Moazami from FBR Capital Markets.

Bijan Moazami:  Good morning, everyone. This question is for Mike Stone. I’m trying to get an understanding of exactly what happened during last quarter. On one hand a lot of brokers were saying that AIG were cutting rates as much as 40% in the wholesale brokerage market and now it seems that that has somewhat cut back into normal. On the other hand, I’m a little bit worried about any increase in unemployment rate what the impact of that would be, what the impact would decrease in the stock market. Will it be under D&O losses?  And also with the November election, with Democrats probably taking over, would that increase the probability of some of the regulation going the wrong way? I’m just trying to understand the dynamic of the pricing in the context of what you guys think about loss costs going forward.

Mike Stone:  Bijan, I’ll try to answer that multi-part question the best I can. I think certainly on the AIG front it’s been a bit of a mixed bag I think from that perspective. We’ve seen them be very competitive in some areas and not as competitive in some other areas. I think they’re certainly being competitive in the surplus lines arena. But they have been competitive for the foreseeable past, so it’s really not any great change there. But it’s certainly not seeing them increase rates.

Certainly in the D&O arena we will see some more opportunities and I think rates will move up given what’s gone on in the equity markets. We’re a fairly small player overall and even more of a small player when it comes to all clause D&O we’re more of a player in the side A clause one, which is basically bankruptcy coverage. So we’re a little more insulated from the dips in the equity markets and the strike suits that come from that.

So we think we’re going to see more opportunities there as a number of the competitors including AIG are being more questioned by risk managers as we go forward. Certainly the recession will have, it might have a salubrious effect on loss costs. Who knows? But it certainly will, probably will have an effect on top line in a negative fashion. So I think that’s a bit of a mixed bag there.

Bijan Moazami:  So you think the industry will be able this time around to act relatively quickly to the dynamic of the loss costs to get the prices up? Because the last cycle just took such a long time before the industry reacted.

Mike Stone:  Bijan, if you listen to the management talk they talk about how disciplined they’re going to be this time. I do think that I’m not so sure that I buy that completely, but I do believe that information is better. I think governance is stricter. I think what they’ve seen over the last month should give everybody a bit of religion about price instability. And I think we will react quicker.

Bijan Moazami:  Thank you.

Operator:  Your next question comes from Mike Grasher.

Michael Grasher:  Thank you. Good morning. A few questions here. On the Surety business up 17% in the quarter, any benefit realized from the I guess one of your competitors as you’ve stated a couple times, just the uncertainty around them?

Michael Stone:  I don’t think so Mike. They’re not a big player in the markets that we’re in.

Michael Grasher:  So this all came from the markets that you’re in and not necessarily going outside?

Mike Stone:  Yes that’s correct. Yes. We’ve had an emphasis on Surety over the last couple of years. We’ve spent quite a bit of effort over the past couple of years on building our Surety and rebuilding the contract area specifically and have added underwriters and have added underwriters in new geographies. So we’re adding exposure there but in new geographic territories, so we feel pretty good about that starting to come online.

Michael Grasher:  And as you look forward at the opportunities that are out there would you move into sort of a new I guess or would you have a different appetite for risk on a larger scale by bringing in a successful team of underwriters from one of your competitors?

Mike Stone:  We’d certainly have the appetite if we could find the right people and I would suspect that we’ll see opportunities as we move forward. I mean I do think that there’s quite a bit of instability out there, so I would expect that we’re – as we indicate in all of our advertisements and relationships with people is we’re a good place for underwriters and underwriters that want to make a difference and have a bit of an entrepreneurial zeal. So we’re a place for that.

Michael Grasher:  Moving on then to your capital position I guess what is A.M. Best saying given the environment? I mean certainly in John’s opening comment you pulled back on the share repurchase and on paper you look to be under levered but is there any concern from the agency itself?

Joe Dondanville:  This is Joe Dondanville.

Michael Grasher:  Hi Joe.

Joe Dondanville:  The only questions that we’ve had so far from A.M. Best is collecting information regarding CAT losses and exposure to the financial crisis. I don’t think we’re anywhere near the top of their list of companies that they’re concerned about from a capital standpoint. We have not been in any discussions about capital adequacy with them.

Michael Grasher:  OK, so certainly quite a bit of flexibility remains.

Joe Dondanville:  Yes.

Michael Grasher:  OK. And then just a question as we look ahead to the elections and that. If there’s a change in tax policy on dividends does that create a change in your view on either paying a dividend or growing that dividend?

Jon Michael:  This is Jon Michael. We’ve had a history of paying increasing dividends for a long time, 30 some years and so we would tend to want to continue that policy. But obviously if tax policy changes such that dividends aren’t rewarded then we might have to reconsider that. So I guess I’d say I don’t know. We’ll have to see what happens.

Michael Grasher:  I guess the magnitude of change would drive it?

Jon Michael:  Yes, I think that’s right.

Michael Grasher:  OK. And then, just finally, with regard to Maui Jim can you walk us through the accounting on that? I think you had a $4 million dividend that came through and is that basically the change in the carrying value of Maui on the balance sheet?

Joe Dondanville:  Well, the way the dividends work is our approach to accounting for Maui Jim is a long as an investment and as such we anticipate that the realization of the value in Maui Jim would be through capital gains of which it would be 35%. Now, they sporadically have paid dividends over the last few years and when we receive a dividend then we get the dividend received deduction that applies and that brings the tax rate on the actual dividend down to 7%. And at the time we receive the dividend or they declare the dividend is the point in time we recognize that tax differential as a benefit.

Michael Grasher:  OK. All right, I’ll follow up with you offline on that issue. But thanks very much for taking my questions.

Operator:  We’ll hear next from Michael Phillips with Stifel Nicolaus.

Michael Phillips:  Thanks. Good morning. Can you comment on what you’re seeing in terms of changes and pressures for commission rates in the wholesale business?

Mike Stone:  There hasn’t been a lot of pressure on commissions. I’m not saying that there isn’t pressure on an individual account or it may be an individual product. But we’re not seeing any pressure on commissions at this point. At least we’re not responding to that pressure.

Michael Phillips:  OK. Two different answers. That’s good. John you mentioned the suspension of your share repurchase. Is that still in effect?

Jon Michael:  Yes, it’s still in effect. This is Jon Michael.

Michael Phillips:  OK. Thank you.

Operator:  We’ll hear next from DeForest Hinman with Walthausen & Company.

DeForest Hinman:  Hi everybody. It’s Walthausen & Company. We’ve had two weeks in October go by so far, still a lot of volatility. You said the investment portfolio, had been making some changes there. Have we taken further impairments or realized losses in the first two weeks of October that we should be aware of?

John Robison:  No we have not. Markets have obviously been pretty volatile. We monitor it very closely and look at our holdings throughout the day but we have not taken any additional impairments at this time from 9/30.

DeForest Hinman:  Alright. And from a portfolio management strategy going forward, how do we look to position the portfolio based on our take on the market right now, what we’re seeing?

John Robison:  Well we’re fortunate to be a pretty strong cash flow company so as cash flow comes in we look at our long term allocation and the opportunities that are available in the marketplace and determine where we ought to put those funds. As I said in my opening comments we have been buying some equities, very limited on big down days in the market. We see some spread opportunity obviously in the bond market which will enhance our yields. But we’re playing it pretty safe. We’re not taking aggressive risks in any one area or looking to increase the risk exposures substantially that we have right now.

DeForest Hinman:  Alright. And a question on the Maui Jim. We mentioned a currency impact in the press release. Can you quantify that?

Joe Dondanville:  Okay, I’ll elaborate a little more on that. Maui Jim does hedge a little bit on their inventory purchases on which they had owned some yen, and when the dollar went up they lost a little bit of money there. But the larger portion of the losses, they do not hedge their receivables from foreign operations and that’s where the bulk of it is. And our share of the foreign exchange losses is roughly about $1.5 million in the quarter.

Deforest Hinman:  All right. All right, that was helpful. Thank you. That’s all my questions.

Operator:  We’ll hear next from Ron Bobman with Capital Returns.

Ron Bobman:  Hi, gentlemen. Congratulations. I just had a couple of questions. One, the buyback suspension. Was the primary motivator for that the ambition that the capital would be hopefully soon be better put to use supporting better underwriting terms and conditions, etc., sort of a hardening market concept? Or something else?

John Robison:  This is John Robison. It was to support a hardening market or better insurance environment. We thought we could put that capital to better use than actually buying our shares back in the current environment.

Ron Bobman:  And then if you could remind us, do you manage your own investments or do you outsource that? And if you outsource it who do you outsource it to?

John Robison:  We manage approximately 50% in-house, and it’s what we consider lower credit risk items, lower credit risk before 9/15 of course when Fannie and Freddie were taken over. But we manage about 50% in-house. It would be the municipal bond portfolio and U.S. Treasuries and Agencies. And we outsource our equity portfolios and some of our corporate bond portfolios and spread product type things. We use Conning as an investment manager. We use David Vaughan Investments as our equity manager. We have Security Capital as a REIT manager. Those would be the primary managers that we use.

Ron Bobman:  Thanks a lot. Best of luck.

Operator:  As a last reminder, star-one if you have a question at this time. It appears there are no further questions. I will now turn the conference back over to Mr. Jonathan Michael.

Jon Michael:  Thank you very much for listening. It’s certainly an unprecedented time for our country and for the world. We’re in the throes of a capital and credit crisis that requires immediate and decisive government intervention by a lame duck, Republican president. We’re about to elect a new administration which regardless of who gets in office will undoubtedly lead to more regulation, change in tax policies, etc.

I think we all believe that recession is upon us. The property and casualty insurance market is probably at a point where prices should at least not soften any more. Capital in the marketplace just from what’s happened through the credit crisis has fallen a great deal. And then on top of that, we’ve probably had as much as $20 billion in hurricane losses for Gustav and Ike.

In fact, I believe that some of the signs point to a firming environment and that especially the fact that capital is down and that we have insurance buyers who, I believe, will not be willing to put all of their eggs in one basket so to speak with the revelation that one of our largest competitors, AIG, had to be taken over by the federal government. I believe that risk managers will be reticent to put all those eggs with one company again, which means that we should see more opportunities.

Now we haven’t seen that firming, price firming, yet, but our company, RLI, we’re very well positioned in terms of our production plant and our systems to take full advantage if and when that happens. Until then we’ll maintain our underwriting discipline as is a hallmark for RLI and continue to build our capabilities and look for opportunities.

On the investment side as John indicated we do have a very well diversified portfolio. By the way, I will point out that the asset allocation of that portfolio is determined internally. And we believe that our risk management and conservative nature bodes well for us in the investment area as well.

I want to thank you for attending and your attention to our conference call and we look forward to a good fourth quarter. Thanks.

Operator:  Ladies and gentlemen, if you wish to access the replay for this conference, you may do so by dialing 1-888-203-1112 with and I.D. of 9473731. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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